EXHIBIT 99.1

U.S. AUTO PARTS NETWORK, INC. REPORTS FIRST QUARTER 2008 RESULTS

•	Net sales of $40.0 million
•	Gross profit of $13.8 million or 34.4% gross margin
•	Adjusted EBITDA of $1.8 million

CARSON, California, May 8, 2008 ― U.S. Auto Parts Network, Inc. (NASDAQ: PRTS), a leading online provider of automotive aftermarket parts and accessories, today reported financial results for the first quarter ended March 31, 2008.

Net sales for first quarter were $40.0 million, a decrease of 8.5% from $43.7 million in the prior year period and an increase of 7.2% from the fourth quarter of 2007.  Net loss for the first quarter of 2008 was $0.9 million, or $0.03 per diluted share, compared to a net profit of $0.2 million, or $0.01 per diluted share for the prior year period.  Diluted EPS for the quarters ended March 31, 2008 and 2007 included amortization expense related to intangibles of $2.1 million or $0.07 per diluted share and $2.1 million or $0.08 per diluted share, respectively.

“We are pleased with the early improvement in our key business metrics and are encouraged to have finished the quarter with positive momentum in our online business,” stated Shane Evangelist, Chief Executive Officer.  “With the recent additions to our management team, I am confident we have the necessary capabilities to execute our plan and capture market share.”

The Company generated adjusted EBITDA of $1.8 million in the first quarter of 2008 compared to $3.4 million in the prior year period.  Adjusted EBITDA is a non-GAAP financial measure that further adjusts EBITDA to exclude share-based compensation expense of $0.6 million in the first quarter of 2008 and $0.4 million in the prior year period.  For further information regarding Adjusted EBITDA, including a reconciliation of Adjusted EBITDA to net income (loss), see Non-GAAP Financial Measures below.

1Q 2008 Financial Highlights

·
Net sales for the first quarter ended March 31, 2008 were $40.0 million, a decrease of 8.5% from $43.7 million in the first quarter of 2007.  The decrease is attributable to a 6.5% decrease in our e-commerce channel and a 28.9% decrease in our online market place channel.   The number of placed orders increased due to higher website traffic (unique visitors), but was offset by a decrease in our average order value.

·
Gross profit was $13.8 million or 34.4% of net sales for the first quarter of 2008 compared to $13.7 million or 31.2% of net sales for the first quarter of 2007.  The increase in gross margin was primarily due to higher prices on certain products, lower product costs from certain suppliers and lower outbound freight costs.

·
Marketing expense was $3.4 million or 8.5% of net sales for the first quarter of 2008 compared to $2.5 million or 5.6% of net sales in the prior year period.  The increase was primarily due to additional headcount in our Philippines call center; higher depreciation and operating expenses related to our new facilities in the Philippines; and increased marketing service expense.

·
Online advertising expense was $2.6 million or 6.4% of net sales for the first quarter of 2008 compared to $3.4 million or 7.9% of net sales for the prior year period.  The decline in marketing spend reflects our decision to limit incremental spending on paid search to breakeven levels based on our estimated lifetime value of a customer.

·
General and administrative expense was $4.6 million or 11.6% of net sales for the first quarter of 2008 compared to $2.9 million or 6.6% of net sales in the prior year period.  The increase was primarily due to higher payroll and related expenses due to increased headcount; one time recruiting and relocation fees; higher administrative operating expenses including accounting, legal, SOX compliance, and insurance; increased amortization expense; partially offset by a reduction in merchant processing fees.

·
Fulfillment expense was $2.1 million or 5.2% of net sales in the first quarter of 2008 compared to $1.7 million or 3.9% in the prior year period.  The increased in fulfillment is primarily due to higher personnel costs related to the expansion of our warehouse and purchasing personnel and increased depreciation expense.

·
Technology expense was $0.7 million or 1.7% of net sales in the first quarter of 2008 compared to $0.4 million in the prior year period.  The increase was primarily due to higher payroll and related expenses to support the Company’s expanded infrastructure.

·
Capital expenditures for the first quarter of 2008 totaled $1.0 million, including $0.7 million of internally developed software and website development costs compared to $1.1 million in the same period last year.

·
Cash, cash equivalents and short term investments were $32.2 million at March 31, 2008.  The Company includes $7.6 million of investments in auction rate preferred securities in long-term assets which are not included in cash.

“During the first quarter of 2008, we were pleased to see initial improvements in our conversion rate, both in our online business and our call center.  We attribute these increases to improvements in the online shopping experience and greatly improved service levels in our call center,” stated Michael McClane, Chief Financial Officer.  “During the quarter we increased our SKU count, improved our in-stock position, and reduced our customer acquisition cost.  Over the remainder of 2008, we plan to continue to drive sales while closely managing our cost structure.”

1Q 2008 Operating Metrics

As of the fourth quarter 2007, the Company began using a new method to calculate key operating metrics.  The new measurement is based on placed orders instead of our previous focus on net orders.  The Company made this change in order to reduce the impact of returns, out of stock orders, and incomplete payment processing on the key operating metrics.

·	Conversion rate - The conversion rate in the first quarter of 2008 was 1.2% compared to 1.4% during the corresponding period of 2007, and in line with 1.2% for the fourth quarter of 2007.

·
Customer acquisition cost - The customer acquisition cost in the first quarter of 2008 was $5 per customer, compared to $8 during the corresponding period of 2007, and compared to $8 in the fourth quarter of 2007.   The improvement in customer acquisition cost was largely a result of higher levels of organic traffic and more efficient advertising spend.

·
Unique visitors - The number of monthly unique visitors in the first quarter of 2008 rose to 26 million, an increase of 16% compared to the first quarter of 2007, and an increase of 7% over the fourth quarter of 2007.

·
Orders - The number of orders placed through our e-commerce websites was approximately 320,000 orders in the first quarter of 2008 compared to 315,000 in the corresponding period of 2007, and 293,000 in the fourth quarter of 2007.

·
Average order value - The average order value of purchases on our websites was $126 during the first quarter of 2008, down from $129 during the corresponding period of 2007, and just above $125 for the fourth quarter of 2007.

Guidance

Guidance for the quarter ended June 30, 2008 is as follows:

•	Net sales are expected to be in the range of approximately $40 million to $43 million
•	Adjusted EBITDA is expected to be in the range of approximately $1.8 million to $2.5 million

For the year ended December 31, 2008, the Company continues to expect revenues in the second half of 2008 to increase in comparison to the second half of 2007 as the Company’s 2008 operational strategy takes hold.

Non-GAAP Financial Measures

Regulation G, "Conditions for Use of Non-GAAP Financial Measures," and other provisions of the Securities Exchange Act of 1934, as amended, define and prescribe the conditions for use of certain non-GAAP financial information. We provide "Adjusted EBITDA,” which is a non-GAAP financial measure. Adjusted EBITDA consists of net income before (a) interest income (expense), net; (b) income tax provision (benefit); (c) amortization of intangibles; (d) depreciation and amortization; and (e) share-based compensation expense related to stock options.

The Company believes this non-GAAP financial measure provides important supplemental information to management and investors. This non-GAAP financial measure reflects an additional way of viewing aspects of the Company's operations that, when viewed with the GAAP results and the accompanying reconciliation to corresponding GAAP financial measures, provides a more complete understanding of factors and trends affecting the Company's business and results of operations.

Management uses Adjusted EBITDA as a measurement of the Company's operating performance because it assists in comparisons of the Company's operating performance on a consistent basis by removing the impact of items not directly resulting from core operations. Internally, this non-GAAP measure is also used by management for planning purposes, including the preparation of internal budgets; for allocating resources to enhance financial performance; for evaluating the effectiveness of operational strategies; and for evaluating the Company's capacity to fund capital expenditures and expand its business. The Company also believes that analysts and investors use Adjusted EBITDA as a supplemental measure to evaluate the overall operating performance of companies in our industry.

This non-GAAP financial measure is used in addition to and in conjunction with results presented in accordance with GAAP and should not be relied upon to the exclusion of GAAP financial measures. Management strongly encourages investors to review the Company's consolidated financial statements in their entirety and to not rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names. In addition, the Company expects to continue to incur expenses similar to the non-GAAP adjustments described above, and exclusion of these items from the Company's non-GAAP measures should not be construed as an inference that these costs are unusual, infrequent or non-recurring.

The table below reconciles net income (loss) to Adjusted EBITDA for the periods presented:

	Three Months Ended March 31,
	2008	2007
	(in thousands)
Net income (loss)	$(875)	$235
Interest (income) expense, net	(270)	280
Income tax provision (benefit)	(564)	160
Amortization of intangibles	2,099	2,055
Depreciation and amortization	795	242
EBITDA	1,185	2,972
Share-based compensation	631	406
Adjusted EBITDA	$1,816	$3,378

Conference Call

As previously announced, the Company will conduct a conference call with analysts and investors to discuss the results today, Thursday, May 8, 2008, at 2:00 pm Pacific Time (5:00 pm Eastern Time).  The conference call will be conducted by Shane Evangelist, Chief Executive Officer and Michael McClane, Chief Financial Officer.  The conference call will be broadcast live over the Internet and accessible through the Investor Relations section of the Company’s website at www.usautoparts.net where the call will be archived for two weeks.  To view the press release or the financial or other statistical information required by SEC Regulation G, please visit the Investor Relations section of the U.S. Auto Parts website at investor.usautoparts.net.

About U.S. Auto Parts Network, Inc.

Established in 1995, U.S. Auto Parts is a leading online provider of automotive aftermarket parts, including body parts, engine parts, performance parts and accessories. Through the Company's network of websites, U.S. Auto Parts provides individual consumers with a broad selection of competitively priced products that are mapped by a proprietary product database to product applications based on vehicle makes, models and years. U.S. Auto Parts' flagship websites are located at www.partstrain.com and www.autopartswarehouse.com and the Company's corporate website is located at www.usautoparts.net.

U.S. Auto Parts is headquartered in Carson, California.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are based on management's current expectations, estimates and projections about the Company's business and its industry, as well as certain assumptions made by the Company. Words such as ''anticipates,'' ''expects,'' ''intends,'' ''plans,'' ''believes,'' ''seeks,'' "estimates," "may,'' ''will'' and variations of these words or similar expressions are intended to identify forward-looking statements.  These statements include, but are not limited to, the Company's expectations regarding its future operating results and financial condition, impact of changes in our key operating metrics, our potential growth, our liquidity requirements, the status of our auction rate preferred securities, as well as the future performance of the Company’s call center operations. We undertake no obligation to revise or update publicly any forward-looking statements for any reason. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict.  Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors.

Important factors that may cause such a difference include, but are not limited to, the demand for the Company's products; the potential economic downturn that could adversely impact retail sales, the competitive and volatile environment in the Company's industry; the Company's ability to expand and price its product offerings, control costs and expenses, and provide superior customer service; the mix of products sold by the Company; the effect and timing of technological changes and the Company's ability to integrate such changes and maintain, update and expand its infrastructure and improve its unified product catalog;  the Company's ability to improve customer satisfaction and retain, recruit and hire key executives, technical personnel and other employees in the positions and numbers, with the experience and capabilities, and at the compensation levels needed to implement the Company's business plans both domestically and internationally; the Company's cash needs; any changes in the search algorithms by leading Internet search companies and the Company’s ability to comply with Section 404 of the Sarbanes-Oxley Act, and, maintain an adequate system of internal controls; any remediation costs or other factors discussed in the Company's filings with the Securities and Exchange Commission (the "SEC"), including the Risk Factors contained in the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are available at www.usautoparts.net and the SEC's website at www.sec.gov.  You are urged to consider these factors carefully in evaluating the forward-looking statements in this release and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement.  Unless otherwise required by law, the Company expressly disclaims any obligation to update publicly any forward-looking statements, whether as result of new information, future events or otherwise.

US Auto Parts®, Auto Parts Train™, PartsTrain™, Partsbin™, Kool-Vue™ and Auto-Vend™ are among the trademarks of U.S. Auto Parts.  All other trademarks and trade names mentioned are the property of their respective owners.

U.S. AUTO PARTS NETWORK, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands except share data)
	March 31, 2008	December 31, 2007
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$32,156	$19,399
Marketable securities	—	22,650
Accounts receivable, net	2,877	2,907
Inventory, net	12,639	11,191
Deferred income taxes	831	831
Other current assets	4,171	1,808
Total current assets	52,674	58,786

Property and equipment, net	7,302	6,945
Intangible assets, net	24,325	26,444
Goodwill	14,201	14,201
Deferred income taxes	3,562	3,562
Investments	7,601	—
Other non-current assets	113	118
Total assets	$109,778	$110,056

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,268	$8,103
Accrued expenses	9,468	7,822
Notes payable	—	1,000
Capital leases payable, current portion	75	73
Other current liabilities	1,579	1,367
Total current liabilities	18,390	18,365
Capital leases payable, less current portion	28	48
Total liabilities	18,418	18,413

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.001 par value; 100,000,000 shares authorized at March 31, 2008 and December 31, 2007; 29,846,757 shares issued and outstanding at March 31, 2008 and December 31, 2007	30	30
Additional paid-in capital	144,004	143,223
Accumulated other comprehensive income	123	312
Accumulated deficit	(52,797)	(51,922)
Total stockholders’ equity	91,360	91,643
Total liabilities and stockholders’ equity	$109,778	$110,056

U.S. AUTO PARTS NETWORK, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except share and per share data)

	Three Months Ended March 31,
	2008	2007
Net sales	$40,009	$43,743
Cost of sales	26,259	30,074

Gross profit	13,750	13,669
Operating expenses:
General and administrative(1)	4,623	2,876
Marketing(1)	5,967	5,900
Fulfillment(1)	2,088	1,717
Technology(1)	684	449
Amortization of intangibles	2,099	2,054
Total operating expenses	15,461	12,996
Income (loss) from operations	(1,711)	673
Other income (expense):
Other income	2	2
Interest expense, net	270	(280)
Other income (expense), net	272	(278)
Income (loss) before income taxes	(1,439)	395
Income tax provision (benefit)	(564)	160
Net income (loss)	$(875)	$235
Basic and diluted net income (loss) per share	$(0.03)	$0.01
Shares used in computation of basic net income (loss) per share	29,846,757	23,491,850
Shares used in computation of diluted net income (loss) per share	29,846,757	26,564,603

___________________________________	Three Months Ended March 31,
(1) Includes share-based compensation expense as follows:	2008	2007
General and administrative	$503	$313
Marketing	83	74
Fulfillment	32	8
Technology	13	11
Total share-based compensation expense	$631	$406

U.S. AUTO PARTS NETWORK, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Three Months Ended March 31,
	2008	2007
Operating activities
Net income (loss)	$(875)	$235
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	795	243
Amortization of intangibles	2,099	2,054
Non-cash interest expense	—	273
Share-based compensation and other	631	406
Changes in operating assets and liabilities:
Accounts receivable, net	29	(235)
Inventory, net	(1,449)	(1,422)
Prepaid expense and other current assets	(2,364)	(541)
Other non-current assets	5	1,744
Accounts payable and accrued expenses	826	4,463
Other current liabilities	212	(420)
Net cash provided by (used in) operating activities	(91)	6,800

Investing activities
Additions to property, equipment and intangibles	(1,024)	(1,073)
Proceeds from the sale of marketable securities	20,400	—
Purchases of marketable securities	(5,500)	—
Adjustment in goodwill associated with business acquisition	—	(22)
Net cash provided by (used in) investing activities	13,876	(1,095)

Financing activities
Payments on credit line	—	(2,000)
Payments made on notes payable	(1,000)	(32,000)
Proceeds received on issuance of common stock in connection with initial public offering, net of offering costs	—	71,537
Payments on short-term financing	(18)	(21)
Net cash provided by (used in) financing activities	(1,018)	37,516
Effect of changes in foreign currencies	(10)	9
Net increase in cash and cash equivalents	12,757	43,230
Cash and cash equivalents at beginning of period	19,399	2,381
Cash and cash equivalents at end of period	$32,156	$45,611

Investor Contacts:

Michael McClane, Chief Financial Officer
U.S. Auto Parts Network, Inc.
michael@usautoparts.com
(310) 735-0085

Anne Rakunas / Laura Foster
ICR, Inc.
(310) 954-1100
anne.rakunas@icrinc.com
laura.foster@icrinc.com